CHANGE IN CONTROL AGREEMENT
This Agreement is made by and between Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo New York 14219 (the "Company") and William T. Bosway (the "Executive") on this 17th day of December, 2018 and is effective as of January 2, 2019.
RECITALS:
The Executive is the President and Chief Executive Officer of the Company. The Company and the Executive desire to enter into this Agreement to set forth the terms and conditions upon which the Executive will be entitled to receive certain payments from the Company upon the occurrence of a change in control of the Company.

CONSIDERATION:
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)"Act" means the Securities and Exchange Act of 1934, as amended.
(b)"Affiliate" means, with respect to any person or entity, any other person or entity controlling, controlled by or under common control with such person or entity where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person or entity, whether through the ownership of voting securities, contract or otherwise.
(c)"Aggregate Exercise Price" means: (i) in the case of options to acquire common stock of the Company which are owned by the Executive, the total amount of cash or immediately available funds which the Executive would be required to pay to the Company in order to purchase all of the common stock of the Company which, as of the date that the determination of the Aggregate Exercise Price is to be made, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase common stock of the Company which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price is to be made; and (ii) in the case of options to acquire Successor Equity (as hereinafter defined) the total amount of cash or immediately available funds which the Executive would be required to pay the Successor (as hereinafter defined) in order to purchase all the Successor Equity which, as of the date that the determination of the Aggregate Exercise Price is to be made, the Executive is entitled to purchase under the terms of all issued, outstanding and unexercised options to purchase Successor Equity which are outstanding and exercisable on the date the determination of the Aggregate Exercise Price of such options is to be made.

(d)“Average Bonus” means the average of the annual performance bonuses awarded to the Executive with respect to the Executive’s performance during the three (3) calendar years immediately preceding the calendar year in which a Change in Control occurs or, if a Change in Control occurs prior to December 31, 2021, the average of the annual performance bonuses awarded to the Executive with respect to the Executive’s performance for the calendar years preceding the calendar year in which the Change in Control occurs.
(e)"Base Salary” means the amount of the annual base salary of the Executive which is in effect immediately prior to the date on which a Change in Control (as hereinafter defined) occurs.

The amount of any compensation which the Executive has affirmatively elected to defer his receipt of, including without limitation, compensation deferred pursuant to any applicable 40l(k) plan, any Section 125 plan, any cafeteria plan or any other deferred compensation plan maintained by the Company, including but not limited to, the Company's Management Stock Purchase Plan, shall be included when calculating the Executive’s Base Salary. Base Salary shall not include the amount of any annual performance bonus or the value of any of stock options, restricted stock, restricted stock units, performance shares, performance units and rights or other equity or equity based grants.
(f)"Built In Gain" means an amount equal to: (i) the Highest Sale Price (as hereinafter defined) determined as of the date the Change in Control occurs, multiplied by the total number of shares of common stock of the Company which the Executive could acquire by exercising all of the options to acquire common stock of the Company which, as of the date the Change in Control occurs, were issued to the Executive, outstanding and unexercised, minus (ii) the Aggregate Exercise Price of such options.
(g)"Board" means the Board of Directors of Gibraltar Industries, Inc.
(h)"Cause" means that the Compensation Committee has determined (and provided the Executive a written statement of its determination) that the Executive has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business; provided that, the Executive shall not, under any circumstances, be deemed to have engaged in egregious acts or omissions if: (i) the acts or omissions have been committed or omitted by the Executive in connection with the implementation of policies or procedures or strategic initiatives which have been disclosed to or directed by the Board; and (ii) in the case of policies or procedures or strategic initiatives which have been disclosed to the Board, the Board has not objected to the Executive’s implementation of any such policies, procedures or strategic initiatives. For the avoidance of doubt, the Company shall be deemed to have “Cause” to terminate the Executive’s employment if the Executive violates the Company’s policy against sexual harassment..
(i)"Change in Control" shall be deemed to have occurred if:
(i)during any consecutive twelve-month period, (A) any "person" or group of persons (within the meaning of Section 13(d) of the Act, other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates) becomes the "beneficial owner" (as defined in Section 13(d) of the Act) of thirty five percent (35%) or more of the then outstanding voting stock of the Company through a transaction or series of transactions, including, but not limited to, a sale of shares of the Company’s voting common stock, a merger or a consolidation; and (B) the transaction or series of transactions by which such person or group acquires thirty five percent (35%) or more of the Company’s outstanding voting common stock has not been arranged by or consummated with the prior approval of the Board of Directors;
(ii)a majority of the members of the Board are replaced during any consecutive twelve-month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of their appointment or election; or
(iii)the consummation of a Merger Sale.
(j)“Code” means the Internal Revenue Code of 1986, as amended.
(k)“Conversion Options" means, an option or options to purchase Successor Equity in the Successor which option or options may be granted by the Successor to the Executive and are exercisable in full, immediately following the Change in Control for an Aggregate Exercise Price which does not exceed the Aggregate Exercise Price of the options to purchase common stock of the Company which were owned by the Executive on the date the Change in Control occurs and which options, if exercised by the Executive in full, immediately following the occurrence of a Change in Control would provide for the ownership by the Executive of Successor Equity which, immediately following the acquisition of such Successor Equity by the Executive, may be sold by the Executive, free of any restrictions imposed on the sale of securities by the Securities Act of 1933, for a price which exceeds the Aggregate Exercise Price of the such options by an amount which is not less than the amount of the Built

In Gain. Nothing contained in this Agreement shall be deemed or construed to require the Executive to accept a grant of Conversion Options from the Successor.
(l)“Disability” means that the Executive is unable to perform the material and substantial duties of his position due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(m)“Deferred Compensation” means any amount of compensation that is non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code and the authority and guidance thereunder.
(n)"Double Trigger Event" means: (i) the termination of the Executive's employment by the Company and all of its Affiliates, either by the Company without Cause or by the Executive for a Good Reason, if any such termination of the Executive's employment with the Company and its Affiliates occurs at any time after the entry by the Company into a Merger Sale Agreement and prior to the consummation of a Merger Sale or, if earlier, the termination of the Merger Sale Agreement; or (ii) the termination of the Executive's employment by the Company and all of its Affiliates, either by the Company without Cause or by the Executive for a Good Reason, if any such termination of the Executive's employment with the Company and its Affiliates occurs at any time during the one (1) year period beginning on the date on which a Change in Control occurs;
(o)"Good Reason" the Executive will have Good Reason to terminate his employment with the Company if:

(A) (i)(A) the Executive's annual base salary and/or annual or long term cash or equity based bonus opportunity as a percentage of his base salary is reduced or any other material compensation or benefit arrangement for the Executive is reduced (and such reduction is unrelated to the Company's performance);
(B)the Executive's duties or responsibilities are changed in a manner with the result that the Executive's new duties and responsibilities have: (A) been materially increased without the Executive's consent and without a mutually agreeable compensating increase in compensation, including base salary and annual and long term cash and equity incentive compensation opportunities; or (B) been decreased or otherwise limited so as to be inconsistent with the Executive's position (including status, offices, titles and reporting requirements) following the Change in Control;
(C)the Executive's authority is: (A) materially increased, without the Executive's consent and without a mutually agreeable compensating increase in compensation, including base salary and annual and long-term cash and equity incentive compensation opportunities, of the Executive; or (B) reduced or otherwise limited, in each case so as to be inconsistent with the authority which accompanied the Executive's position immediately prior to the occurrence of a Change in Control (including status, offices, titles, and reporting requirements);
(D)the Company or its successor changes the location of the principal office at which the Executive is required to perform his duties to a location which is more than fifty (50) miles from the place where the Company's corporate headquarters is located immediately prior to the occurrence of the Change in Control; or
(E)during the period beginning on the date the Company executes a Merger Sale Agreement and ending on the date the Merger Sale transaction is consummated, the Company or its successor fails to offer the Executive a position after the Change in Control which, in the determination of the Executive is substantially the same as the position held by the Executive immediately prior to the Change in Control; and
(i)the Executive, no later than thirty (30) days following the occurrence of any of the events described above in Section 1(o)(i) above provides written notice to the Company that the Executive intends to terminate his employment with the Company for a “Good Reason” if the Company does not, within thirty (30) days following the delivery of such written notice to the Company, eliminate the condition (described in Section 1(o)(i)(A), (B), (C), (D) or (E)) which would otherwise permit the Executive to terminate his employment with the Company for a Good Reason; and
(ii)the Company does not, within thirty (30) days following the receipt by the Company of the written notice described in Section 1(o)(ii) above, eliminate the condition (described in Section 1(o)(i)(A), (B), (C), (D) or (E)) which would otherwise permit the Executive to terminate his employment with the Company for a Good Reason.
(iii)
The written notice which the Executive is required to provide to the Company with respect to his intent to terminate his employment with the Company for a Good Reason as required by Section 1(o)(ii) above shall describe with reasonable particularity the facts, events or circumstances which provide the Executive the right to terminate his employment with the Company for a Good Reason.
(iv)In the event that the Company receives a written notice from the Executive as described in Section 1(o)(ii) above and does not eliminate the condition (described in Section 1(o)(i)(A), (B), (C), (D) or (E)) which would otherwise permit the Executive to terminate his employment with the Company for a Good Reason within thirty (30) days following the Company’s receipt of such written notice, the Executive’s employment with the Company shall be deemed to have been terminated by the Executive for a Good reason effective as of the last day of such thirty (30) day period. If, prior to the expiration of the thirty (30) day period following the date the Company receives a written notice from the Executive as described in Section 1(o)(ii) above, the Company delivers written notice to the Executive that the Company does not intend to eliminate the condition (described in Section 1(o)(i)(A), (B), (C), (D) or (E)) which would otherwise permit the Executive to terminate his employment with the Company for a Good Reason, the Executive’s employment with the Company shall be deemed to have been terminated by the Executive for a Good Reason effective as of the date that the Company delivers such written notice to the Executive.
(p)“Highest Sale Price” means: (i) with respect to the common stock of the Company, the highest closing sale price at which common stock of the Company has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the common stock of the Company is to be made; and (ii) in the case of any Successor Equity, the highest closing sale price at which such Successor Equity has been sold, in an established securities market, during the twelve (12) consecutive month period ending on the date as of which the determination of the Highest Sale Price of the Successor Equity is to be determined.
(q)“Merger Sale” means either: (i) any consolidation, sale of shares, merger, or other reorganization of the Company, through one transaction or a series of related transactions which has or have been approved by the Board, as a result of which, the person or group of persons (within the meaning of Section 13(d) of the Act other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates) with whom such transaction or series of related transactions has or have been consummated, becomes the "beneficial owner" (as defined in Section 13(d) of the Act) of fifty percent (50%) or more of the outstanding voting common stock of the Company or (ii)(A) any consolidation, sale of shares, merger, or other reorganization of the Company, through one transaction or a series of related transactions which has or have been approved by the Board , as a result of which, the person or group of persons (within the meaning of Section 13(d) of the Act (other than the Company, an Affiliate of the Company, an employee benefit plan sponsored by the Company or any of its Affiliates)) with whom such transaction or series of related transactions has or have been consummated, becomes the "beneficial owner" (as defined in Section 13(d) of the Act) of more than thirty five percent (35%) but less than fifty percent (50%) of the outstanding voting common stock of the Company; but only if (B) the Board, in its approval of such transaction or series of related transactions, has expressly provided that the consummation of such transaction or series of related transactions constitutes a Change in Control for purposes of this Agreement.
(r)“Merger Sale Agreement” means an agreement between the Company and any other person, corporation, limited liability company or other entity which, if the transactions contemplated by such agreement are consummated, would constitute a Merger Sale.
(s)“Retirement” means a termination of the Executive’s employment with the Company which occurs after the Executive has attained at least age sixty (60) and been employed by the Company for a period of at least five (5) years (including, for this purpose, the period of time the Executive has been employed by any Affiliate of the Company); provided that the Executive provides the Company at least thirty (30) days advance written notice of the date that he will retire from his employment with the Company.
(t)“Successor” means, the person, firm, corporation or other entity which, as a result of the occurrence of a Change in Control, has succeeded, directly or indirectly, to all or substantially all the assets, rights, properties, liabilities and obligations of the Company.
(u)“Successor Equity” means capital stock or any other equity interest in the Successor.
(v)“Waiver and Release” means a waiver and release in the standard form used by the Company with respect to claims of employees based on their employment with the Company.
(w)“Waiver and Release Effective Date” means the first day following the end of the seven (7) day period which begins on the first day following the date that the Executive delivers an executed Waiver and Release to the Company; provided that the Executive does not, prior to the expiration of such seven (7) day period, revoke the Waiver and Release as permitted by the express terms of the Waiver and Release.
2.Term of Agreement. This Agreement shall begin on the date first set forth above and, subject to the provisions of Section 11 below, shall remain in effect until the earlier of: (a) the end of the sixty (60) day period beginning on the first day following the end of the one (1) year period beginning on the date on which a Change in Control occurs; (b) the termination of the Executive's employment with the Company following the occurrence of a Change in Control for any reason other than the occurrence of a Double Trigger Event due to his death, his Retirement or his suffering of a Disability; or (c) except for a termination of the Executive's employment in connection with a Double Trigger Event, the termination of the Executive’s employment prior to the occurrence of a Change in Control.
3.Obligations of the Company Upon a Double Trigger Event. If a Double Trigger Event occurs, then, in addition to the payments and benefits which the Executive is entitled to pursuant to Section 3(a) above, except as otherwise provided by Section 18 hereof:
(a)The Company shall pay to the Executive in one lump sum payment, within ten (10) days following the date the Double Trigger Event occurs, any bonuses accrued for but not yet paid to the Executive for the fiscal year of the Company ending immediately prior to the date a Double Trigger Event occurs and, the Executive shall be paid the amount, if any, of the regularly scheduled installments of his annual base salary which were due to be paid for the period ending with the date the termination of the Executive's employment is effective, to the extent that such payments are unpaid as of the end of such ten (10) day period.
(b)Subject to the provisions of Section 3(f) hereof, the Company shall pay to the Executive, in one lump sum payment no later than ten (10) days following the Waiver and Release Effective Date, an amount equal to the sum of: (i) the Executive's accrued and unpaid vacation pay determined as of the date the termination of the Executive's employment is effective; and (ii) an amount equal to: (A) the Executive's Base Salary determined as of the date of the Executive's employment is terminated; multiplied by (B) two and one half (2.5); and (iii) an amount equal to the Executive’s Average Bonus (such sum being hereinafter, the “Severance Payment”).
(c)To the extent that the Executive has any unexercised options to purchase common stock of the Company, which options are exercisable at the time the Executive's employment with the Company is terminated, the options shall be deemed to be exercised upon the date of termination and the following “put” right shall be automatically exercised, without any further action required by the Executive. In consideration of the deemed sale of the shares resulting from the exercise of such “put” right, the Company shall subject to the provisions of Section 3(f) hereof, pay to the Executive in one lump sum payment no later than thirty (30) days following the Waiver and Release Effective Date, an amount equal to: (i) the Highest Sale Price of the common stock of the Company determined as of the date the Executive's employment with the Company is terminated; multiplied by (ii) the aggregate number of shares of Common Stock of the Company which the Executive is entitled to purchase (or was deemed to purchase) pursuant to the terms of all options to purchase any common stock of the Company which are owned by the Executive and exercisable on the date the Executive's employment with the Company is terminated; minus (iii) the Aggregate Exercise Price of the issued and outstanding unexercised options to purchase common stock of the Company which are owned by the Executive as of the date the Executive's employment with the Company is terminated to the extent that such options are exercisable as of such date.
(d)If the Executive has elected to accept a grant of Conversion Options from the Successor and, at the time that the Executive's employment with the Company is terminated, the Executive owns Conversion Options or any other options to acquire any Successor Equity which are exercisable at the time the Executive's employment with the Company is terminated, but any such Conversion Options and other options to purchase Successor Equity have not been exercised by the Executive, the options shall be deemed to be exercised upon the date of termination and the following “put” right shall be automatically exercised, without any further action required by the Executive. In consideration of the deemed sale of the shares resulting from the exercise of such “put” right, the Successor shall subject to the provisions of Section 3(f) hereof, pay to the Executive in one lump sum payment within thirty (30) days following the Waiver and Release Effective Date, an amount equal to: (i) the Highest Sale Price, determined as of the date the Executive's employment with the Company is terminated, of each unit of Successor Equity which could be acquired by the Executive upon the exercise of all outstanding Conversion Options and other options to purchase Successor Equity on the date the Executive's employment with the Company is terminated; multiplied by (ii) the aggregate number of units of Successor Equity which the Executive is entitled to purchase pursuant to the terms of all options to purchase Successor Equity which are owned by the Executive and exercisable on the date the Double Trigger Event occurs; minus (iii) the Aggregate Exercise Price of all issued and outstanding unexercised Conversion Options and other options to purchase Successor Equity which were owned by the Executive and exercisable as of the date the Executive's employment with the Company is terminated.
(e)With respect to any equity based incentive compensation awards received by the Executive from the Company or a Successor after the occurrence of a Change in Control and prior to the occurrence of a Double Trigger Event which the Executive may become entitled to receive from the Company or a Successor for the period of time after the occurrence of a Change in Control and prior to the occurrence of a Double Trigger Event:
(i)if and to the extent that the Executive receives any equity based incentive compensation awards which are settled in common stock of the Company or a Successor after the occurrence of a Change in Control, upon the occurrence of the Double Trigger Event, the Executive's rights to receive any such common stock pursuant to any such equity based incentive compensation shall be fully vested and, in the case of equity based incentive compensation awards other than options, the shares of common stock which the Executive would be entitled to receive if the performance required for payment of any such equity based incentive compensation was at the targeted level shall, subject to the provisions of Section 3(f) hereof, be issued to the Executive no later than ten (10) days following the Waiver and Release Effective Date; and
(ii)if and to the extent that the Executive receives any equity based incentive compensation awards which are settled by the payment of cash or cash equivalents to the Executive after the occurrence of a Change in Control, upon the occurrence of the Double Trigger Event, such equity based incentive compensation shall be deemed to be fully vested and the Company shall, subject to the provisions of Section 3(f) hereof, pay to the Executive, in one lump sum payment no later than ten (10) days following the Waiver and Release Effective Date, the full amount of the cash or cash equivalents which the Executive would be entitled to receive in connection with such equity based incentive compensation awards if the performance required for payment of any such equity based incentive compensation was at the targeted level.
(f)For the avoidance of doubt, the Executive shall not be entitled to payment of the amounts provided for by Sections 3(b), (c), (d) and (e)(ii) above and shall not be entitled to issuance of any shares of stock provided for by Section 3(e)(i) above unless the Executive delivers an executed Waiver and Release to the Company within forty five (45) days following the date that the Company delivers a Waiver and Release to the Executive and does not revoke the Waiver and Release prior to the Waiver and Release Effective Date.
4.Payments Subject to Taxes. All payments made by the Company to the Executive under this Agreement shall be subject to applicable payroll and withholding taxes which shall be deducted by the Company from the amount otherwise payable to the Executive. With respect to any shares of common stock of the Company to be issued to the Executive pursuant to this Agreement, upon written consent of the Executive, the Company will reduce the number of shares of common stock of the Company to be issued to the Executive to reflect the amount of the applicable payroll and withholding taxes which would otherwise be payable with respect to the common stock of the Company to be issued to the Executive. In the event that the Executive is entitled to receive shares of common stock of the Company pursuant to this Agreement and does not consent to the withholding by the Company of shares of common stock to pay the applicable payroll and withholding taxes payable in connection with the issuance to the Executive of such shares of common stock, the Executive agrees that he will be solely responsible for payment of any and all payroll and withholding taxes with respect to the shares of common stock to be issued to the Executive.
5.Effect on Terms and Conditions of Employment. The Executive hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, the terms of this Agreement shall not be deemed or construed to modify, alter or otherwise amend the terms and conditions of the employment relationship between the Executive and the Company as it now exists or as it may exist in the future. Accordingly, the Executive hereby agrees that nothing contained in this Agreement shall be deemed or construed to entitle the Executive to remain in the employment of the Company and that nothing contained in this Agreement shall be deemed or construed to limit or otherwise restrict any rights which the Company now has or in the future may have to terminate the employment of the Executive. The Company hereby acknowledges and agrees that, except as otherwise specifically set forth in this Agreement, nothing in this Agreement shall be deemed or construed to modify, alter, amend, limit or restrict, in any way, any rights which the Executive may now or in the future have to payment of any compensation or benefits from the Company or any employee plan, program or arrangement maintained by the Company and which the Executive is a participant in.
6.Alternative Timing for Certain 409A Exempt Payments. Notwithstanding anything to the contrary contained in Section 3 above, the payments to be made to the Executive pursuant to Section 3 above in connection with a termination of his employment by the Company without Cause or by the Executive for a Good Reason are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii). Accordingly, to the extent that the payments to be made to the Executive pursuant to Section 3 and any other payments payable to the Executive in connection with the Executive’s involuntary separation from service do not qualify for or otherwise exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the U.S. Treasury or the IRS, the portion of the payments required to be made to the Executive pursuant to Section 3 above and the portion of any other payments to be made to the Executive in connection with his involuntary separation from service which do not qualify for or otherwise exceed any such limit, as determined by the Company in its sole discretion, shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the tax year in which the date the termination of the Executive’s employment becomes effective.
7.Confidentiality. During the period of the Executive's employment by the Company or any Successor, the Executive shall not, except as may be required in connection with the performance by the Executive of the duties of his employment with the Company or the Successor, disclose to any person, firm, corporation or other entity, any information concerning matters affecting or relating to the services, marketing, long range plans, financial strategies or other business of the Company or, if applicable, the Successor, or any of their respective customers so long as such information is not generally available to the public other than as a result of disclosure by the Executive or any other third party which is prohibited from disclosing such information by a contractual or fiduciary obligation. Nothing in this Section shall be deemed or construed to prohibit the Executive from making any disclosure that is required by law or by legal process or any disclosure that is necessary to file a complaint with or participate in an investigative proceeding of any federal, state or local governmental agency or from making any voluntary disclosure to the U.S. Securities and Exchange Commission with respect to possible violations of U.S. securities laws.
8.Section 280G.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Code, and without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s total after-tax payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s total after-tax payments (the “required reduction amount”).  The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a Certified Public Accountant selected by mutual agreement of the Company and the Executive (the “Outside Firm”).  In the event of any mistaken underpayment or overpayment under this Section 8, as determined by the Outside Firm, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  Any reduction in payments required by this Section 8 shall be applied in the following order:  (a) stock options or stock appreciation rights whose exercise price exceeds the fair market value of the optioned stock (“Underwater Awards”) (b) Full Credit Payments (as defined below) that are payable in cash, (c) non-cash Full Credit Payments that are then taxable, (d) non-cash Full Credit Payments that are not then taxable (e) Partial Credit Payments (as defined below) and (f) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

9.Settlement of Disputes; Arbitration. If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. Punitive damages shall not be awarded. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute. The Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.
10.Litigation Expenses. In the event that any dispute shall arise under this Agreement between the Executive and the Company, the Company shall be responsible for the payment of all reasonable expenses of all parties to such dispute, including reasonable attorney fees, regardless of the outcome thereof.
11.Survival of Certain Obligations. Notwithstanding anything to the contrary contained in Section 2 above, if a Change in Control occurs and, prior to the first anniversary of the Change in Control, the Executive becomes entitled to payment of any amount or provision of any benefits provided for by Sections 3, or 10 above, the Company's obligation to pay the Executive any such amounts or provide the Executive any such benefits shall survive until all such amounts and benefits have been paid or provided to the Executive.
12.Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter hereof. The Company and the Executive acknowledge that, simultaneously with the execution of this Agreement, the Company and the Executive are entering into a Restrictive Covenants and Severance Agreement (the “Severance Agreement”) which provides that the Executive is entitled to certain payments and benefits upon a termination of his employment by the Company without “Cause” or by the Executive for a “Good Reason” (in each case, as defined in the Severance Agreement). The Company and the Executive expressly acknowledge that in the event of a Double Trigger Event, the provisions of the Severance Agreement relating to the termination of the Executive’s employment by the Company without “Cause” or by the Executive for a “Good Reason” shall not apply and shall be superseded by the provisions of this Agreement. No provisions of this Agreement may be amended or modified orally, and no provision hereof may be waived, except in writing signed by both the parties hereto.
13.Assignment. This Agreement may not be assigned by either party hereto except with the written consent of the other.
14. Successors, Binding Effect.
(a) This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive. In addition, this Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation or otherwise) to all or substantially all of the business and/or assets of the Company. In connection with the foregoing, all references to the Company following the occurrence of a Change in Control shall, if and to the extent that the Company is not the entity which survives the Change in Control event, be deemed and construed to mean the successor. The Company expressly agrees that it shall have no right, power or authority to consummate any sale of all or substantially all the business and or assets of the Company or to consummate any merger, consolidation or other transaction as a result of which all or substantially all the business and/or assets of the Company are not owned by the Company or any of its direct or indirect wholly owned subsidiaries unless the party that will own all or substantially all the business and/or assets of the Company following the consummation of such transaction executes and delivers an agreement with the Company expressly providing for the assumption by such party of all of the Company's obligations under this Agreement; provided that, notwithstanding the foregoing, no such agreement shall be necessary to make the obligations of the Company under the terms of this Agreement binding on such successor to the business and/or assets of the Company.
(b)This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors and administrators. If Executive dies while any amount is still payable to him hereunder, all such amounts shall paid in accordance with the terms of this Agreement to the Executive's personal representative or the executor or administrator of the Executive's estate within ten (10) days from the date such personal representative, executor or administrator is appointed. In addition, the obligation of the Company or, if applicable, the Successor to pay to the Executive the amounts required to be paid under the terms of this Agreement shall not be released, discharged or otherwise affected by any disability which may be suffered by the Executive after he becomes entitled to payment of any amounts which he is entitled to be paid pursuant to the terms of this Agreement.
15.Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its stockholders, which shall be governed by the General Corporation Law of the State of Delaware.
16. Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand-delivered, or if mailed, by certified mail or registered mail postage prepaid, addressed to the Executive at his residence address as maintained by the Company’s Human Resources Department or if to the Company, at its address set forth above. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.
17.Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.
18. 409A Savings Clause.

(a)
(a)    Any payments under this Agreement that may be excluded from Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter “Section 409A”) either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. All provisions shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the regulations promulgated thereunder so as to avoid subjecting the Executive to taxation under Section 409A(a)(i)(A) of the Internal Revenue Code of 1986, as amended.

(b)Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A.”  Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, he is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement or otherwise that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.
(ii)
(iii)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iv)
(d)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19.Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. Facsimile transmission (including e-mail delivery of documents in Adobe pdf format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of a manually signed original of any such document.

20. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Change in Control Agreement to be executed as of the day and year first above written.

/s/ William T. Bosway
William T. Bosway

GIBRALTAR INDUSTRIES, INC.

By: /s/ William P. Montague
William P. Montague
Chairman of the Board of Directors